EXHIBIT 99(a)


                       UNITY BANCORP ANNOUNCES ACQUISITION

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, reported that it has signed a letter of intent to acquire First Bank of Central Jersey (First Bank). First Bank has approximately $60 million in total assets, with two retail branch offices, and is headquartered in North Brunswick, New Jersey. The acquisition, which is subject to regulatory and shareholder approval, is expected to be accounted for as a tax-free stock-for-stock exchange.

Under the offer terms, Unity will exchange 325,000 shares of Unity common stock and 487,500 warrants to purchase Unity common stock in exchange for all of the outstanding shares of First Bank. The warrants have terms of three and five years, and exercise prices based on the value of Unity's common stock at the consummation of the transaction. Both the shares and warrants in the transaction are subject to adjustment based on the market price of Unity stock at the time of merger and the performance of First Bank between now and the closing of the transaction.

"The acquisition of First Bank will provide Unity with additional deposits to assist in funding our future loan growth," said Unity President and Chief Executive Officer, Anthony J. Feraro. "This acquisition will also allow Unity the opportunity to serve a greater portion of the New Jersey community with unique products and services, exceptional interest rates and the philosophy of BANKING THE OLD FASHIONED WAY. This acquisition is expected to be accretive to the earnings of Unity following the integration of First Bank. We are sending a message to the populous of New Jersey that Unity is alive, well and looking to spread its philosophy of true community Banking throughout the State."

"We are very pleased to be joining Unity Bank," said First Bank President and Chief Executive Officer, John E. Pellizzari. "We believe that our customers and shareholders will be better served by joining Unity, an institution that excels at customer service and has recently reported extremely favorable operating results."

First Bank, which commenced operations in May 1998, recently entered into enforcement actions with its State and Federal regulators as a result of issues related to its consumer loan portfolio, primarily consisting of indirect automobile loans. First Bank has sold substantially all of its indirect automobile loans and has established reserves for the remaining portfolio.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $394 million in assets and $354 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 12 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, EITHER EXPRESSED OR IMPLIED, WHICH ANTICIPATES FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE CERTAIN RISKS, UNCERTAINTIES, ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT, WHICH ARE SUBJECT TO FACTORS BEYOND THE COMPANY'S CONTROL AND COULD IMPEDE ITS ABILITY TO ACHIEVE THESE GOALS. THESE FACTORS INCLUDE GENERAL ECONOMIC CONDITIONS, TRENDS IN INTEREST RATES, THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS, AND RESULTS OF REGULATORY EXAMS, AMONG OTHER FACTORS.



                                     5 of 8